[BRUCE BRASHEAR, ESQ. LETTERHEAD]


                                 December 13, 1999

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


         Re: Registration Statement on Form SB-2
             Ixion Biotechnology, Inc.

Ladies and Gentlemen:

         I have acted as special counsel to Ixion Biotechnology, Inc., a Delaware corporation (the "Company"), in connection with the public offering of up to 150,000 shares (the "Shares") at $4.00 per share.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the "1933 Act").

         In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) Post Effective Amendment No. 1 to the Registration Statement of the Company on Form SB-2 relating to the Shares, filed with the Securities and Exchange Commission (the "Commission") on January 23, 1998 (the "Registration Statement"); (ii) the Articles of Incorporation and the Bylaws of the Company, as amended to date;
(iii) the form of voting Common Stock Certificate; (iv) copies of certain resolutions (the "Resolutions") adopted by the Board of Directors of the Company relating to the issuance of the Units, the filing of the Registration Statement and any amendments or supplements thereto and related matters; and
(v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         I am admitted to the bar in the State of Florida, and I do not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent referred to specifically herein.

         Based on such examination, I am of the opinion that:

         1. The Common Shares have been duly and validly authorized and, when certificates therefor have been duly authenticated, delivered and paid for in accordance with all applicable laws and agreements, will be duly and validly issued, fully paid and nonassessable.

         I consent to the use of my name under the caption "Legal Matters" in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, I do not admit that I am expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the 1933 Act, or the rules and regulations promulgated thereunder, nor do I admit that I am in the category of persons whose consent is required under
Section 7 of the 1933 Act.

                                      Sincerely,

                                      /S/  Bruce Brashear

                                      Bruce Brashear, Esq.